Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

THOMAS GROUP, INC. Receives NASDAQ Deficiency Notices

Irving, Texas  — September  21, 2009  —  Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm (the “Company”), announced today that it received two Nasdaq Staff Deficiency Letters on September 16, 2009 indicating that the Company no longer complies with (i) the minimum bid price requirements as set forth in Listing Rule 5450(a)(1) of the Nasdaq Stock Market, which requires that listed securities maintain a minimum bid price of $1.00 per share, and (ii) the minimum market value of publicly held shares as set forth in Listing Rule 5450(b)(1)(C), which requires that the market value of publicly held shares be at least $5,000,000.

It is Nasdaq’s customary practice to issue a deficiency letter when a listed company does not meet the standards of the Listing Rules.  The deficiency letters have no effect on the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on the Nasdaq Global Market under the symbol “TGIS”.

In accordance with Listing Rule 5810(c)(3)(A), Nasdaq has provided the Company a cure period to regain compliance with the $1.00 minimum bid price rule no later than March 15, 2010. The letter from Nasdaq regarding this deficiency states that the Nasdaq staff will provide written notification that the Company has achieved compliance with the $1.00 minimum bid price rule if at any time prior to March 15, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

In accordance with Listing Rule 5810(c)(3)(D), Nasdaq has provided the Company a cure period to regain compliance with the minimum market value rule no later than December 15, 2009. The letter from Nasdaq regarding this deficiency states that the Nasdaq staff will provide written notification that the Company has achieved compliance with the minimum market value rule if at any time prior to December 15, 2009, the market value of publicly held shares of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive business days.

Publically held shares is defined as total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the company.

As the minimum market value rule has the earlier cure period deadline, if the Company cannot demonstrate compliance with such rule by December 15, 2009, the Company may transfer its listing to the Nasdaq Capital Market if it then meets the continued listing criteria set forth in Nasdaq Marketplace Rule 5505, except for the bid price requirement.  Otherwise, the Nasdaq staff may begin the process to have the Company’s common stock delisted.  At that time, the Company may appeal the Nasdaq staff’s determination to delist its common stock to a Listing Qualifications Panel.

About Thomas Group

Thomas Group, Inc. (NasdaqGM:TGIS) is an operations management consulting firm that creates value for clients by delivering results, using experienced professionals and proven methods, to produce superior operational and financial performance.

Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the enterprise in both industry and government. In industry it focuses on Aerospace and Defense, Automotive, Consumer and Retail Products, Distribution, Financial Services, Healthcare and Life Sciences, Manufacturing, Private Equity Owned Companies, Technology, and Transportation and Logistics. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

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Contact

Frank Tilley

Interim Chief Financial Officer and Vice President

Thomas Group, Inc.

972.869.3400

ftilley@thomasgroup.com

http://www.thomasgroup.com